   As filed with the Securities and Exchange Commission on February 25, 1997
                                                Registration No. 333-_____
--------------------------------------------------------------------------------

                       SECURITIES AND EXCHANGE COMMISSION
                            WASHINGTON, D.C.  20549
                    ---------------------------------------
                                    FORM S-8
                          REGISTRATION STATEMENT UNDER
                           THE SECURITIES ACT OF 1933
                    ---------------------------------------

                          COOPERATIVE BANKSHARES, INC.
                    ---------------------------------------
             (Exact name of Registrant as Specified in Its Charter)

         North Carolina                           56-1886527
     --------------------------------           --------------
     (State or other jurisdiction of            (I.R.S. Employer
     incorporation or organization)             Identification No.)

                               201 Market Street
                       Wilmington, North Carolina  28401
                                 (910) 343-0181
                    ---------------------------------------
                    (Address of Principal Executive Offices)

 Cooperative Bank for Savings, Inc., SSB Employee Stock Ownership-401k Savings
                                      Plan
               -------------------------------------------------
                            (Full title of the plan)
                    ---------------------------------------
                           Cynthia R. Cross, Esquire
                           Daniel L. Hogans, Esquire
                     Housley Kantarian and Bronstein, P.C.
                       1220 19th Street, N.W., Suite 700
                            Washington, D.C.  20036
                    ---------------------------------------
                    (Name and address of agent for service)

                                 (202) 822-9611
                    ---------------------------------------
         (Telephone number, including area code, of agent for service)

                        CALCULATION OF REGISTRATION FEE

=================================================================================================
 Title of each class of   Proposed Maximum   Proposed Maximum        Amount of
    Securities to be        Amount to be      Offering Price    Aggregate Offering   Registration
    registered  (1)        registered (2)      Per Share (3)         Price (4)           Fee
-------------------------------------------------------------------------------------------------
Common Stock,
$1.00 par value                     16,500             $20.00             $330,000        $100.00
per share
=================================================================================================

(1) In addition, pursuant to Rule 416(c) under the Securities Act of 1933, this registration statement also covers an indeterminate amount of interests available pursuant to the Cooperative Bank for Savings, Inc., SSB Employee Stock Ownership-401(k) Savings Plan (the "Plan"), as described herein.
(2) Estimates the maximum number of shares expected to be issued under the Plan assuming that all employee contributions to the Plan are used to purchase shares of Common Stock of Cooperative Bankshares, Inc., together with an indeterminate number of shares which may be necessary to adjust the number of additional shares of Common Stock reserved for issuance pursuant to the Plan and being registered herein, as the result of a stock split, stock dividend, reclassification, recapitalization or similar adjustment(s) of the Common Stock of Cooperative Bankshares, Inc.
(3) Estimated solely for the purpose of calculating the registration fee and calculated pursuant to Rule 457(c) based on the average of high and low selling Common Stock of Cooperative Bankshares, Inc. on February 19, 1997, of $20.00 per share.
(4)  Estimated based on (2) and (3) above.

     THIS REGISTRATION STATEMENT SHALL BECOME EFFECTIVE AUTOMATICALLY UPON THE DATE OF FILING, IN ACCORDANCE WITH SECTION 8(A) OF THE SECURITIES ACT OF 1933.

                                     PART I

              INFORMATION REQUIRED IN THE SECTION 10(A) PROSPECTUS

ITEM 1.  PLAN INFORMATION*
------

ITEM 2.  REGISTRANT INFORMATION AND EMPLOYEE PLAN ANNUAL INFORMATION*
------

     *This Registration Statement relates to the registration of 15,000 shares of Common Stock, $1.00 par value per share, of Cooperative Bankshares, Inc. (the "Company") reserved for issuance and delivery under the Cooperative Bank for Savings, Inc., SSB Employee Stock Ownership-401(k) Savings Plan (the "Plan"). Documents containing the information required by Part I of this Registration Statement will be sent or given to participants in the Plan as specified by Rule 428(b)(1). Such documents are not filed with the Securities and Exchange Commission (the "Commission") either as part of this Registration Statement or as prospectuses or prospectus supplements pursuant to Rule 424, in reliance on Rule 428.

                                    PART II

               INFORMATION REQUIRED IN THE REGISTRATION STATEMENT

ITEM 3.  INCORPORATION OF CERTAIN DOCUMENTS BY REFERENCE
------

     The Company became subject to the informational requirements of the Securities Exchange Act of 1934 (the "1934 Act") on May 20, 1994 and, accordingly, will be filing periodic reports and other information with the Commission. Reports, proxy statements and other information concerning the Company filed with the Commission may be inspected and copies may be obtained (at prescribed rates) at the Commission's Public Reference Section, Room 1024, 450 Fifth Street, N.W., Washington, D.C. 20549, and at the following regional offices of the Commission: Citicorp Center, 500 West Madison, Suite 1400, Chicago, Illinois 60661; and Seven World Trade Center, 13th Floor, New York, New York 10048. Copies of such material also can be obtained at prescribed rates from the Public Reference Section of the Commission at 450 Fifth Street, N.W., Washington, D.C. 20549. Reports, proxy statements and other information that have been filed electronically with the Commission may also be obtained from the Commission's Website, the addressed of which is http://www.sec.gov.

     The following document filed by the Company is incorporated in this Registration Statement by reference:

     (a) The Company's Annual Report on Form 10-K for the fiscal year ended December 31, 1995, as filed with the Commission on March 28, 1996 (Commission File No. 0-24626).

     (b) The Company's Quarterly Report on Form 10-Q for the quarter ended March 31, 1996, as filed with the Commission on May 13, 1996 (Commission File No. 0-24626).

     (c) The Company's Quarterly Report on Form 10-Q for the quarter ended June 30, 1996, as filed with the Commission on August 13, 1996 (Commission File No. 0-24626).

     (d) The Company's Quarterly Report on Form 10-Q for the quarter ended September 30, 1996, as filed with the Commission on November 14, 1996 (Commission File No. 0-24626).

     (e) The description of the Company's securities as contained in the Company's Registration Statement on Form S-4, as filed with the Commission on May 20, 1994 (Commission File No. 333-79206).

     ALL DOCUMENTS SUBSEQUENTLY FILED BY THE COMPANY AND THE PLAN PURSUANT TO SECTIONS 13(A), 13(C), 14, AND 15(D) OF THE SECURITIES EXCHANGE ACT OF 1934, AS AMENDED, AFTER THE DATE HEREOF AND PRIOR TO THE FILING OF A POST-EFFECTIVE AMENDMENT WHICH INDICATES THAT ALL SECURITIES OFFERED HAVE BEEN SOLD OR WHICH DEREGISTERS ALL SECURITIES THEN REMAINING UNSOLD SHALL BE DEEMED TO BE INCORPORATED BY REFERENCE IN THIS REGISTRATION STATEMENT AND TO BE A PART HEREOF FROM THE DATE OF FILING OF SUCH DOCUMENTS.

ITEM 4.  DESCRIPTION OF SECURITIES
------

      Not applicable, as the Common Stock is registered under Section 12 of the Securities Exchange Act of 1934.

ITEM 6.  INDEMNIFICATION OF DIRECTORS AND OFFICERS
------

     ARTICLE 8. INDEMNIFICATION. In addition to and apart from the indemnification provided for in the North Carolina Business Corporation Act, as from time to time amended, the Corporation shall provide indemnification to its directors as follows:

          A.  Indemnity.  Any person who at any time serves or has served as a
              ---------
     director of the Corporation shall have a right to be indemnified by the Corporation to the full extent allowed by applicable law against liability and litigation expense arising out of or connected with such status or activities in such capacity. "Liability and litigation expense" shall include costs and expenses of litigation (including reasonable attorneys fees), judgments, fines and amounts paid in settlement which are actually and reasonably incurred in connection with or as a consequence of any threatened, pending or completed action, suit or proceeding, whether civil, criminal, administrative or investigative, including appeals. The Corporation shall not indemnify any such person against any liability or litigation expense unless such person reasonably believed (i) in the case of conduct in his or her official capacity with the Corporation, that his or her conduct was in the best interests of the Corporation and (ii) in all other cases, that his or her conduct was at least not opposed to the best interests of the Corporation.

          B.  Determination of Right to Indemnity.  Promptly after the final
              -----------------------------------
     disposition or termination of any matter which involves liability or litigation expense as described in Section A of this Article or at such earlier time as it sees fit, the Corporation shall determine whether any person described in Section A of this Article is entitled to indemnification thereunder. Such determination shall be limited to the following issues: (i) whether the persons to be indemnified are persons described in Section A of this Article, (ii) whether the liability or litigation expense incurred arose out of the status or activities of such persons as described in Section A of this Article, (iii) whether the liability was actually incurred and litigation expense was actually and reasonably incurred, and (iv) whether the liability and litigation expense were incurred on account of activities which were at the time taken reasonably believed by such person (a) in the case of conduct in his or her official capacity with the Corporation, to be in the best interests of the Corporation or (b) in all other cases, that his or her conduct was at least not opposed to the best interests of the Corporation. Such determination shall be made by a majority vote of directors who were not parties to the action, suit or proceeding (or, in connection with "threatened" actions, suits or proceedings, who were not "threatened parties"). If at least two such disinterested directors are not obtainable, or, even if obtainable, if at least half of the number of disinterested directors so direct, such determination shall be made by independent legal counsel in written opinion.

          C.  Advance Expenses.  (i)  Subject to subsection (ii) below,
              ----------------
     litigation expense incurred by a person described in Section A of this
     Article in connection with a matter described in Section A of this Article shall be paid by the Corporation in advance of the final disposition of the matter, if the Corporation receives an undertaking, dated, in writing and signed by the person to be indemnified, to repay all such sums if it is ultimately determined as provided in Section B of this Article that such person is not entitled to be indemnified by the Corporation. Requests for payments in advance of final disposition or termination shall be submitted in writing to the Corporation unless this requirement is waived by the Corporation. Before the first such payment is made, the Corporation shall have received the written undertaking referred to herein and notice of the request for advance payment shall have been given to the members of the board of directors.

          (ii) Notwithstanding the foregoing subsection (i), no advance payment shall be made as to any payment or portion of a payment for which the determination is made that the person requesting payment will not be entitled to indemnification. Such determination may be made only by a majority vote of disinterested directors or by independent legal counsel as next provided. If there are not at least two disinterested directors, then notice of all requests for advance payment shall be delivered for review to independent legal counsel for the Corporation. Such counsel shall have the authority to disapprove any advance payment or portion of a payment for which it plainly and unavoidably appears that the person requesting payment will not be entitled to indemnification.

          D.  Settlements.  The Corporation shall not be obligated to indemnify
              -----------
     persons described in Section A of this Article for any amounts paid in settlement unless the Corporation consents in writing to the settlement. The Corporation shall not unreasonably withhold its consent to proposed settlements. The Corporation's consent to a proposed settlement shall not constitute an agreement by the Corporation that any person is entitled to indemnification hereunder; the Corporation shall waive the requirement of this Section for its written consent as fairness and equity may require.

          E.  Application for Indemnity or Advances.  (i)  A person described in
              -------------------------------------
     Section A of this Article may apply to the Corporation in writing for indemnification or to advance expenses. Such application shall be addressed to the secretary, or, in the absence of the secretary, to any officer of the Corporation. The Corporation shall respond in writing to such applications as follows: to a request for indemnity under Section B of this Article, within ninety days after receipt of the application; to a request for advance expenses under Section C of this Article, within fifteen days after receipt of the application.

          (ii) The right to indemnification or advance expenses provided herein shall be enforceable in any court of competent jurisdiction. A legal action may be commenced if a claim for indemnity or advance expenses is denied in whole or in part, or upon the expiration of the time periods provided in the preceding subsection (i). In any such action, the claimant shall be entitled to prevail upon establishing that he or she is entitled to indemnification or advance expenses but the Corporation shall have the burden of establishing, as a defense, that the liability or expense was incurred on account of activities which were, at the time taken, known or believed by the claimant to be clearly in conflict with the best interests of the Corporation. In any such action, if the claimant establishes the right to indemnification, he or she shall also have the right to be indemnified against the litigation expense (including a reasonable attorney's fee) of such action.

          F.  Incidents of Right of Indemnification.  The right of
              -------------------------------------
     indemnification provided herein shall not be deemed exclusive of any other rights to which any persons seeking indemnity may be entitled apart from the provisions of this Article, except there shall be no right to indemnification as to any liability or litigation expense for which such person is entitled to receive payment under any insurance policy other than a directors' and officers' liability insurance policy maintained by the Corporation. Such right shall inure to the benefit of the heirs and legal representatives of any persons entitled to such right. Any person who at any time after the adoption of this Article serves or has served in any status or capacity described in Section A of this Article, shall be deemed to be doing or to have done so in reliance upon, and as consideration for, the right of indemnification provided herein. Any repeal or modification of this Article shall not affect any rights or obligations then existing. The right provided herein shall not apply as to persons serving corporations that are hereafter merged into or combined with the Corporation, except after the effective date of such merger or combination and only as to status and activities after such date.

          G.  Savings Clause.  If this Article or any portion hereof shall be
              --------------
     invalidated on any ground by any court or agency of competent jurisdiction, then the Corporation shall nevertheless indemnify each person described in Section A of this Article to the full extent permitted by the portion of this Article that is not invalidated and also to the full extent (not exceeding the benefits described herein) permitted or required by other applicable law.

ITEM 8.  EXHIBITS
------

     For a list of all exhibits filed or included as part of this Registration Statement, see "Index to Exhibits" at the end of this Registration Statement.

ITEM 9.  UNDERTAKINGS
------


     1.   The undersigned registrant hereby undertakes:

          (a) To file, during any period in which offers or sales are being made, a post-effective amendment to this registration statement --

               (i) To include any prospectus required by Section 10(a)(3) of the Securities Act of 1933;

               (ii) To reflect in the prospectus any facts or events arising after the effective date of the registration statement (or the most recent post-effective amendment thereof) which, individually or in the aggregate, represent a fundamental change in the information set forth in the registration statement. Notwithstanding the foregoing, any increase or decrease in volume of securities offered (if the total dollar value of securities offered would not exceed that which was registered) and any deviation from the low or high and of the estimated maximum offering range may be reflected in the form of prospectus filed with the Commission pursuant to Rule 424(b) if, in the aggregate, the changes in volume and price represent no more than 20 percent change in the maximum aggregate offering price set forth in the "Calculation of Registration Fee" table in the effective registration statement.

               (iii) To include any material information with respect to the plan of distribution not previously disclosed in the registration statement or any material change to such information in the registration statement;

provided, however, that paragraphs (a)(i) and (a)(ii) do not apply if the registration statement is on Form S-3 or Form S-8, and the information required to be included in a post-effective amendment by those paragraphs is contained in periodic reports filed by the registrant pursuant to Section 13 or 15(d) of the Securities Exchange Act of 1934 that are incorporated by reference in the registration statement.

          (b) That, for the purpose of determining any liability under the Securities Act of 1934, each such post-effective amendment shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

          (c) To remove from registration by means of a post-effective amendment any of the securities being registered which remain unsold at the termination of the offering.

          (d) If the registrant is a foreign private issuer, to file a post-effective amendment to the registration statement to include any financial statements required by Rule 3-19 of Regulation S-X at the start of any delayed offering or throughout a continuous offering.

     2. The undersigned registrant hereby undertakes that, for purposes of determining any liability under the Securities Act of 1933, each filing of the registrant's annual report pursuant to Section 13(a) or 15(d) of the Securities Exchange Act of 1934 (and, where applicable, each filing of an employee benefit plan's annual report pursuant to Section 15(d) of the Securities Exchange Act of
1934) that is incorporated by reference in the registration statement shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

     3. The undersigned registrant hereby undertakes to deliver or cause to be delivered with the prospectus, to each person to whom the prospectus is sent or given, the latest annual report to security holders that is incorporated by reference in the prospectus and furnished pursuant to and meeting the requirements of Rule 14a-3 or Rule 14c-3 under the Securities Exchange Act of 1934; and, where interim financial information required to be presented by
Article 3 of Regulation S-X is not set forth in the prospectus, to deliver, or cause to be delivered to each person to whom the prospectus is sent or given, the latest quarterly report that is specifically incorporated by reference in the prospectus to provide such interim financial information.

     4. Insofar as indemnification for liabilities arising under the Securities Act of 1933 may be permitted to directors, officers and controlling persons of the registrant pursuant to the foregoing provisions, or otherwise, the registrant has been advised that in the opinion of the Securities and Exchange Commission such indemnification is against public policy as expressed in the Act and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by the registrant of expenses incurred or paid by a director, officer or controlling person of the registrant in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, the registrant will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Act and will be governed by the final adjudication of such issue.

     5. The Registrant will submit the Plan and any amendment thereto to the Internal Revenue Service ("IRS") in a timely manner and will make all changes required by the IRS in order to qualify the Plan.

                                   SIGNATURES

     Pursuant to the requirements of the Securities Act of 1933, as amended, the registrant certifies that it has reasonable grounds to believe that it meets all of the requirements for filing on Form S-8 and has duly caused this Registration Statement to be signed on its behalf by the undersigned thereunto duly authorized, in the City of Wilmington, State of North Carolina, on February 20, 1997.

                                          COOPERATIVE BANKSHARES, INC.


                                         By: /s/ Frederick Willetts, III
                                             ----------------------------------
                                             Frederick Willetts, III, President
                                             (Duly Authorized Representative)


                               POWER OF ATTORNEY

  We, the undersigned Directors of Cooperative Bankshares, Inc., hereby severally constitute and appoint Frederick Willetts, III, with full power of substitution, our true and lawful attorney and agent, to do any and all things in our names in the capacities indicated below which said Frederick Willetts, III may deem necessary or advisable to enable Cooperative Bankshares, Inc. to comply with the Securities Act of 1933, as amended, and any rules, regulations and requirements of the Securities and Exchange Commission, in connection with the registration on Form S-8 of Cooperative Bankshares, Inc. common stock that may be purchased pursuant to the Cooperative Bankshares, Inc. Employee Stock Ownership-401k Savings Plan, including specifically, but not limited to, power and authority to sign for us in our names in the capacities indicated below, the registration statement and any and all amendments (including post-effective amendments) thereto; and we hereby ratify and confirm all that said Frederick Willetts, III shall do or cause to be done by virtue thereof.

  Pursuant to the requirements of the Securities Act of 1933, this Registration Statement has been signed by the following persons in the capacities and on the dates indicated.

                                   SIGNATURES


Signatures                            Title                         Date
----------                            -----                         ----


/s/ Frederick Willetts, III                                    February 20, 1997
--------------------------     President, Chief Executive
Frederick Willetts, III        Officer and Director
                               (Principal Executive Officer)

/s/ Frederick Willetts, Jr.                                    February 20, 1997
--------------------------     Senior Vice President and
Frederick Willetts, Jr.        Chairman of the Board


/s/ Edward E. Maready                                          February 20, 1997
--------------------------     Senior Vice President,
Edward E. Maready              Treasurer (Principal Financial
                               and Accounting Officer)


/s/ James D. Hundley, M.D.                                     February 20, 1997
--------------------------     Director
James D. Hundley, M.D.


/s/ O. Richard Wright, Jr.                                     February 20, 1997
--------------------------     Director
O. Richard Wright, Jr.


/s/ Charles H. Boney                                           February 20, 1997
--------------------------     Director
Charles H. Boney

/s/ Paul G. Burton                                             February 20, 1997
--------------------------     Director
Paul G. Burton


/s/ H. Thompson King, III                                      February 20, 1997
--------------------------     Director
H. Thompson King, III


/s/ F. Peter Fensel, Jr.                                       February 20, 1997
--------------------------     Director
F. Peter Fensel, Jr.


/s/ William H. Wagoner                                         February 20, 1997
--------------------------     Director
William H. Wagoner

        Pursuant to the requirements of the Securities Act of 1933, the undersigned trustees of the Cooperative Bank for Savings, Inc., SSB Employee Stock Ownership-401(k) Savings Plan has duly caused this registration statement to be signed in the City of Wilmington, State of North Carolina, on February 20, 1997.



                               /s/ Frederick Willetts, III
                               ---------------------------
                               Frederick Willetts, III
                               Trustee



                               /s/ O.C. Burrell, Jr.
                               ---------------------------
                               O.C. Burrell, Jr.
                               Trustee



                               /s/ Daniel W. Eller
                               ---------------------------
                               Daniel W. Eller
                               Trustee



                               /s/ Edward E. Maready
                               ---------------------------
                               Edward E. Maready
                               Trustee



                               /s/ Eric R. Gray
                               ---------------------------
                               Eric R. Gray
                               Trustee

                               INDEX TO EXHIBITS



   Exhibit        Description
   -------        -----------


    4.1 Cooperative Bank for Savings, Inc., SSB Employee Stock Ownership-401(k) Savings Plan (the "Plan")

    4.2           Summary Plan Description of the Plan

    23.1          Consent of Independent Certified Public Accountants